Exhibit 99.1

Memorandum

To:      MEDTOX Scientific Employees

From:  Dick Braun, CEO

Date:   June 6, 2003

Re:      Recent Company Changes

As stated in our vision, I believe that through extraordinary human talent, a never-ending dedication to service and an overwhelming desire to succeed, MEDTOX will create an environment that maximizes current profitability while identifying and implementing business opportunities leading to substantial long-term success.

The past 18 months have been very challenging for MEDTOX Scientific. Laboratory testing volume from our existing corporate drugs of abuse customers has been severely impacted by the slow economy. Also, after years of consistent growth our diagnostic business has slowed due mainly to the impact of state budget deficits. Expenses at MEDTOX, such as health care costs, insurance, regulatory compliance and other items out of our direct control, have continued to increase. The end result is that we need to make some changes immediately if we are to maintain profitability and to grow and prosper in the future.

The first change is the introduction of a series of initiatives aimed at increasing efficiency and productivity within every department at MEDTOX. As some of you know, we have begun a number of Six Sigma projects in the past months. We now need to introduce more initiatives that focus on delivering greater efficiency, productivity and cost savings. These “lean” initiatives will help us streamline our processes and create greater value for our customers. In addition, the goal of these initiatives is to reduce waste and eliminate unnecessary costs within the company, which will free up resources that can be committed to developing more new products and services. These new programs will continue to make MEDTOX a very exciting and stable company in which to work for many years to come.

The second change is the indefinite freezing of all pay and the 401(k) Company match. This was a difficult decision, but reflects the serious economic conditions affecting the employment market and governmental budgets. MEDTOX is not alone in taking this action, as many other companies in the Twin Cities and across the country have been forced to eliminate pay increases and reduce benefits. Consistent with reducing costs the senior management group will have their salaries reduced by 5%.

By today, all of you should have had the opportunity to meet with management and to hear about, and ask questions concerning the changes we will be implementing. As we stated, we will monitor closely our progress in re-establishing growth and profitability and when appropriate, reinstate pay increases and benefits.

While MEDTOX is in solid financial condition and new client growth continues to be strong, I believe that we need to take these steps to maintain a stable and profitable financial environment for MEDTOX. We will also be better prepared to benefit from an economic recovery with lower operating costs and higher productivity. As we have done is the past, I know our company will meet this new challenge positively and with the professionalism that is uniquely MEDTOX.